Exhibit 10

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-8058 of Merrill Lynch Municipal Intermediate Term Fund (the “Fund”) of Merrill Lynch Municipal Series Trust on Form N-1A of our report dated December 19, 2005, appearing in the October 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

February 22, 2006